NEWS RELEASE T. ROWE PRICE CHAIRMAN BRIAN ROGERS TO RETIRE FROM BOARD IN APRIL 2019; CEO WILLIAM STROMBERG TO ASSUME CHAIRMAN ROLE Firm Also Declares Quarterly Dividend, Increases Stock Repurchase Authorization Baltimore: February 13, 2019 NEWS The Board of Directors of T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that Brian C. Rogers, non-executive chairman, will retire from the Board at the company’s upcoming April 25, 2019 annual meeting of stockholders. At that time, William J. Stromberg will become chairman of the Board, in addition to continuing as president and CEO of the firm. In addition, the Board declared a quarterly dividend of $0.76 per share payable March 29, 2019 to stockholders of record as of the close of business on March 15, 2019. The quarterly dividend rate represents an 8.6% increase over the previous quarterly dividend rate of $0.70 per share. This will mark the 33rd consecutive year since the firm’s initial public offering that the company will have increased its regular annual dividend. The Board also approved a 10 million share increase in the company’s authorization to repurchase its common stock. This brings the total repurchase authorization to nearly 22.4 million shares. The firm also announced that it will live audio webcast its 2019 Investor Day on Tuesday, February 26, 2019 from 2 p.m. to 4 p.m. Eastern Standard Time. The listen-only webcast with accompanying presentation materials can be accessed on the firm’s investor relations website at troweprice.gcs-web.com. The presentation materials will be available on February 26 prior to the meeting and a replay of the webcast will be available shortly after the conclusion of the event. They will be archived online for one year. The presentations will feature Mr. Stromberg, as well as other members of the senior management team, providing an update on the firm’s strategic initiatives and plans moving forward. The presentations will be followed by a question-and-answer session. Attendance in person at the event is by invitation only. QUOTES Alan Wilson, Lead Independent Director “As the chair and a long-time member of the Board, Brian has contributed greatly to our deliberations, bringing deep market and industry insights, encouraging thoughtful and collegial discussion, and fostering sound corporate governance practices. He has also been instrumental in helping the firm maintain its strong financial discipline, and in guiding the Board’s commitment to diversity. As an investor, senior executive, and Board member, Brian’s positive impact on T. Rowe Price clients, associates, and stockholders will continue to be felt for years to come. We thank Brian for his leadership.” “The Board values Bill’s strong and collaborative leadership and is extremely confident in the strategic vision he has set for the firm. We congratulate Bill on taking on the additional role of chairman and look forward to working with him.”

ABOUT T. ROWE PRICE Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization with $1.04 trillion in assets under management as of January 31, 2019. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. ### T. ROWE PRICE CONTACTS: Public Relations Investor Relations Brian Lewbart Teresa Whitaker 410-345-2242 410-345-6586 brian_lewbart@troweprice.com teresa_whitaker@troweprice.com